Exhibit 99.1

Q Biomed Inc. Announces Entry Into Definitive Funding Agreement for $4,000,000

Sep 24, 2018

Financing Provides Necessary Capital to Reach Important Milestones

NEW YORK, September 24, 2018 /PRNewswire/ —

Q BioMed Inc. (OTCQB: QBIO), is pleased to announce that it has entered into a definitive agreement with Yorkville Advisors Global (‘Yorkville‘) for $4,000,000.

Q BioMed has closed on the initial tranche of $2,000,000 and expects to close on the balance pending the filing of a registration statement with the U.S. Securities and Exchange Commission for the underlying shares.

Q BioMed Inc. CEO, Denis Corin said, “We are very pleased to once again partner with Yorkville as we enter a very milestone intensive period for Q BioMed. Yorkville has participated in every company financing since 2016. Yorkville’s continued support is indicative of our mutually beneficial relationship. We are confident that this capital will provide a meaningful return to Yorkville, and the necessary runway to reach some important milestones for QBIO.” These include:

•	Drug launch for Strontium Chloride 89 USP Injection for Bone Cancer Palliation
•	Orphan Drug Application and Pre-IND filings for QBM-001 (Autism Spectrum Disorder Drug)
•	Final synthesis data on Uttroside B (Liver Cancer) and
•	Molecule selection for Man01 (Glaucoma)

The $4,000,000 debentures have a conversion price of the lower of $4.00 or a 7% discount to market with a $2 floor price – see the Q BioMed 8-K filing today for further details.

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About Q BioMed Inc.

Q BioMed, Inc. is a biomedical acceleration and development company. We are focused on licensing and acquiring biomedical assets across the healthcare spectrum. Q BioMed is dedicated to providing these target assets the strategic resources, developmental support and expansion capital they need to meet their developmental potential so that they can provide products to patients in need.

Forward-Looking Statements

This press release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements include, but are not limited to, any statements relating to our growth strategy and product development programs and any other statements that are not historical facts. Forward-looking statements are based on management’s current expectations and are subject to risks and uncertainties that could negatively affect our business, operating results, financial condition and stock price. Factors that could cause actual results to differ materially from those currently anticipated are: inspection of the proposed third-party manufacturing facility by the FDA or other comments or requests from the FDA in connection with the above mentioned regulatory filing; failure of the proposed third-party manufacturing facility to pass an inspection by the FDA; regulatory risks; risks related to our growth strategy; risks relating to the results of research and development activities; our ability to obtain, perform under and maintain financing and strategic agreements and relationships; uncertainties relating to preclinical and clinical testing; our dependence on third-party suppliers; our ability to attract, integrate, and retain key personnel; the early stage of products under development; our need for substantial additional funds; government regulation; patent and intellectual property matters; competition; as well as other risks described in our SEC filings. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward looking statements contained herein to reflect any change in our expectations or any changes in events, conditions or circumstances on which any such statement is based, except as required by law.

Contact
Denis Corin
CEO
Q BioMed Inc.
+1-888-357-2435

SOURCE Q BioMed Inc.